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                                                                   EXHIBIT 12.2

THE PNC FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
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                                               Nine months ended                         Year ended December 31
                                                  September 30   ------------------------------------------------------------------
Dollars in millions                                    2002           2001          2000          1999         1998         1997
---------------------------------------------------------------- -------------  ------------- ----------- ------------ ------------

EARNINGS
Income from continuing operations before taxes          $ 1,398      $    564      $  1,848    $  1,788      $ 1,651      $ 1,595
Fixed charges and preferred stock dividends
    excluding interest on deposits                          337           783         1,063       1,010        1,188        1,110
                                                ---------------  ------------   -----------   ---------   ---------- ------------
       Subtotal                                           1,735         1,347         2,911       2,798        2,839        2,705
Interest on deposits                                        510         1,229         1,653       1,369        1,471        1,457
                                                ---------------  ------------   -----------   ---------   ---------- ------------
       Total                                            $ 2,245      $  2,576      $  4,564    $  4,167      $ 4,310      $ 4,162
                                                ===============  ============   ===========   =========   ==========  ===========

FIXED CHARGES
Interest on borrowed funds                              $   248      $    646      $    915    $    870      $ 1,065      $ 1,010
Interest component of rentals                                43            53            50          44           33           26
Amortization of notes and debentures                          1             1             1           1            1            1
Distributions on Mandatorily Redeemable
    Capital Securities of Subsidiary Trusts                  44            63            67          65           60           43
Preferred stock dividend requirements                         1            20            30          30           29           30
                                                ---------------  ------------   -----------   ---------   ---------- ------------
       Subtotal                                             337           783         1,063       1,010        1,188        1,110
Interest on deposits                                        510         1,229         1,653       1,369        1,471        1,457
                                                ---------------  ------------   -----------   ---------   ---------- ------------
       Total                                            $   847      $  2,012      $  2,716    $  2,379      $ 2,659      $ 2,567
                                                ===============  ============   ===========   =========   ==========  ===========

RATIO OF EARNINGS TO FIXED CHARGES
    AND PREFERRED STOCK DIVIDENDS
Excluding interest on deposits                             5.15 x        1.72 x        2.74 x      2.77 x       2.39 x       2.44 x
Including interest on deposits                             2.65          1.28          1.68        1.75         1.62         1.62

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